FOR IMMEDIATE RELEASE May 13, 2011	For More Information Contact:
Gregory S. Schreacke
President First Financial Service Corporation (270) 765-2131

First Financial Service Corporation
Announces Additional Noncash Charges for the Quarter and Year Ended December 31, 2010

Elizabethtown, Kentucky, May 13, 2011 – First Financial Service Corporation (the Company, NASDAQ: FFKY) today announced it has recorded an additional noncash loss of $1.1 million for the quarter and year ended December 31, 2010.  The Company has restated its financial statements for the quarter and year ended December 31, 2010 to reflect an additional loss on sale and write downs on real estate acquired through foreclosure of $796,817.  These adjustments are the result of new information obtained after December 31, 2010 and before the Company filed its Form 10-K about conditions that existed at December 31, 2010.  These adjustments were made in accordance with Financial Accounting Standards Board Account Standards Codification (“ASC”) Topic 855, “Subsequent Events”.  In addition, management recorded three additional items that were considered immaterial prior to the previously mentioned entry.  These were entries to record additional bank franchise tax expense of $249,193, legal expense of $83,000 and additional health insurance of $56,100.

The primary reason for restatement was the receipt of appraisals after December 31, 2010, on three properties held at year end as other real estate owned acquired through foreclosure. The appraisals indicated that the property values of the three properties had decreased since the date of the prior appraisals.  In addition, after December 31, 2010, the Company sold a fourth property held at year end as other real estate owned acquired through foreclosure.  The sale provided new information regarding the fair value of this property at December 31, 2010.

In the process of preparing its financial statements for the quarter ended March 31, 2011, the Company concluded that under ASC Topic 855, the lower property values should more appropriately have been recorded in the quarter and year ended December 31, 2010, rather than the quarter ended March 31, 2011.  The following table provides additional information about the values of the affected properties:

	Balance Prior		Balance After	Prior Appraisal	Subsequent
	to Restatement	Write down	Restatement	Date	Information
Property One	$701,400	$231,400	$470,000	January 25,2010	Appraisal
Property Two	322,579	221,779	100,800	July 12, 2010	Appraisal
Property Three	2,445,747	255,547	2,190,200	March 30, 2010	Appraisal
Property Four	178,091	88,091	90,000		Sale of Property
Total	$3,647,817	$796,817	$2,851,000

As a result of the changes noted above, the Company recognized a net loss attributable to common shareholders of $7.9 million, or $1.66 per diluted common share, for the quarter ended December 31, 2010, compared to the previously reported net loss attributable to common shareholders of $6.7 million, or $1.42 per diluted common share.  For the year ended December 31, 2010 the Company recognized a net loss available to common shareholders of $10.5 million, or $2.21 per diluted common share compared to the previously reported net loss attributable to common shareholders of $9.3 million or $1.97 per diluted common share.

The Company today filed an Amendment No. 1 to its Form 10-K for the year ended December 31, 2010, originally filed on April 4, 2011, in order to restate previously reported financial results for the quarter and year ended December 31, 2010.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves eight contiguous counties encompassing Central Kentucky and the Louisville Metropolitan area, including Southern Indiana, through its 22 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of First Federal Savings Bank. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Adverse conditions in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. First Financial Service Corporation’s results also be adversely affected by further deterioration in business and economic conditions both generally and in the markets we serve; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to First Financial Service Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, on file with the Securities and Exchange Commission, including the section entitled “Risk Factors,” and all subsequent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and First Financial Service Corporation undertakes no obligation to update them in light of new information or future events.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities
J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.
Stifel Nicolaus & Company	Knight Securities, LP